EXHIBIT 2

                              STANDSTILL AGREEMENT


                  Standstill Agreement (this "AGREEMENT"), dated as of November 22, 1999, by and between COLE NATIONAL CORPORATION, a Delaware corporation (the "COMPANY"), and HAL INTERNATIONAL N.V., a Netherlands Antilles Company, for itself and its Affiliates (as defined below; collectively, HAL International N.V. and its Affiliates are "STOCKHOLDER").

                                    RECITALS

                  A. As of the date of this Agreement, Stockholder beneficially owns approximately 14.2% of the outstanding shares of common stock, $.001 par value per share (the "COMMON SHARES"), of the Company. Stockholder has expressed its desire to increase its ownership above the 15.0% threshold through open-market purchases. This increase would trigger the rights granted to the Company's stockholders under the Rights Agreement, dated as of August 22, 1995, by and between the Company and National City Bank, as rights agent, as amended (the "EXISTING RIGHTS AGREEMENT"), and would also trigger the provisions of ss.203 of the Delaware General Corporation Law ("ss.203") and Article Tenth of the Company's amended and restated Certificate of Incorporation ("ARTICLE TENTH").

                  B. The Company is willing, contemporaneously with the effectiveness of this Agreement, to cause the rights under the Existing Rights Agreement to be redeemed and adopt a new rights agreement (the "NEW RIGHTS AGREEMENT") that permits Stockholder to increase its ownership above the 15.0% threshold to 25.0% of the Common Shares outstanding at any time, and the Company's Directors will also approve Stockholder's increased ownership for purposes of ss.203 and Article Tenth.

                  C. As a result of the anticipated increase in Stockholder's ownership of the Common Shares, the parties desire to provide for certain agreements with respect to the ownership and voting by Stockholder of the Common Shares and other matters.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the agreements, rights, obligations and covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and Stockholder hereby agree as follows:

                             SECTION 1. DEFINITIONS

                  1.1 CERTAIN DEFINITIONS. In addition to the other terms defined in this Agreement, for purposes of this Agreement, the following terms have the following meanings:

                           (a)      A Person is deemed to be an "AFFILIATE" of
another Person in accordance with the term "Affiliate" as defined in Rule 12d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as in effect on the date of this Agreement.

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                                                                               2

                           (b)      A Person is deemed a "BENEFICIAL OWNER" of
or to "BENEFICIALLY OWN" any Common Shares in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, and also includes Common Shares that such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                           (c)      "CLAIM" means any action, claim, complaint,
cause of action, debt, demand or suit.

                           (d)      "DEMAND REGISTRATION RIGHTS" means the right
of Stockholder to have a registration statement filed by the Company and declared effective with respect to the Common Shares held by Stockholder in accordance with the provisions of Section 3.1.

                           (e)      "PERCENTAGE LIMITATION" means 25.0% of the
Total Voting Power outstanding as of the date of measurement. If, on June 30, 2001, Stockholder is the beneficial owner of less than 20.0% of the Total Voting Power outstanding at that date, the Percentage Limitation for the period following that date will be reduced to the greater of (i) the Total Voting Power Beneficially Owned by Stockholder or (ii) 15.0%; provided, however, that if the percentage ownership limitations (i) that would trigger the effects of the rights issued under the New Rights Agreement (or any successor rights agreement) with respect to any third party and (ii) that are contained in the definitions of "interested stockholder" in ss.203 and Article Tenth, are hereafter modified to a number that is higher than 15.0%, the Percentage Limitation will be equal to such higher limit.

                           (f)      "REGISTRATION PERIOD" means the period
commencing on the 270th day following the date of this Agreement and ending on the earlier of the termination of the Standstill Period or such time as Stockholder owns less than 10.0% of the Restricted Securities.

                           (g)      "SEC" means the Securities and Exchange
Commission.

                           (h)      "SECURITIES ACT" means the Securities Act of
1933, as amended.

                           (i)      "SPECIFIED MATTERS" means:

                                    (i)     mergers and consolidations in which
                                            the holders of Common Shares do not
                                            retain a majority of the outstanding
                                            voting power of the surviving
                                            corporation;

                                    (ii)    any proposed liquidation of the
                                            Company or sale of all or
                                            substantially all of its assets
                                            (other than to an entity or entities
                                            in which the holders of Common
                                            Shares own the majority of votes
                                            that the holders of the surviving
                                            corporation are entitled to vote
                                            generally in the election of
                                            directors);

                                    (iii)   any amendment of the Company's
                                            certificate of incorporation that
                                            would increase the authorized number
                                            of

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                                                                               3

                                            Common Shares or shares senior to
                                            common stock, unless the amendment
                                            is solely to permit or to reflect a
                                            stock split or increase in Common
                                            Shares through a stock dividend; or

                                    (iv)    any amendment of the Company's
                                            certificate of incorporation that
                                            would impose limitations on the
                                            rights of Stockholder in its
                                            capacity as a stockholder, other
                                            than those (x) agreed to by
                                            Stockholder in this Agreement or
                                            otherwise or (y) that are applicable
                                            to all stockholders equally.

                           (j)      "STANDSTILL PERIOD" means the period
commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement.

                           (k)      "UNDERWRITER(S)" means any one or more
investment banking or brokerage firms to or through whom Stockholder may offer and sell Common Shares pursuant to a transaction requiring the filing of a registration statement under the Securities Act, including one or more of such firms who manage such public offering through such Underwriters.

                           (l)      "TOTAL VOTING POWER" means the maximum
number of votes that the holders of the Company's capital stock are entitled to vote generally in the election of directors.

                           (m)      "TRANSFER" means offer, sale, disposition,
transfer or hypothecation of Common Shares.

                       SECTION 2. STANDSTILL ARRANGEMENTS

                  2.1 ACQUISITION OF SECURITIES. (a) During the Standstill Period, Stockholder shall not, directly or indirectly, acquire any Common Shares or securities convertible, exchangeable or otherwise exercisable for Common Shares or other securities that are entitled to vote generally in the election of Directors of the Company, in each case now or hereafter outstanding (collectively, "SECURITIES," and all Securities Beneficially Owned by Stockholder being referred to herein as "RESTRICTED SECURITIES"), if the effect of the acquisition would be to increase Stockholder's aggregate Beneficial Ownership of Restricted Securities to greater than the Percentage Limitation, unless the acquisition of shares in excess of the Percentage Limitation has been approved in advance by a majority of the Company's Directors excluding any designee of the Stockholder pursuant to Section 2.11 of this Agreement.

                           (b)      Following the Standstill Period, Stockholder
shall not, directly or indirectly, acquire any Securities, if the effect of the acquisition would be to increase Stockholder's aggregate Beneficial Ownership of Restricted Securities to greater than the Percentage Limitation, unless the acquisition of shares in excess of the Percentage Limitation has been approved in advance by a majority of the Company's Directors excluding any designee of the Stockholder pursuant to Section 2.11 of this Agreement.

                           (c)      Notwithstanding the foregoing, if
Stockholder inadvertently acquires a non-material amount of Securities in excess of the limitations set forth in this Section 2.1, and disposes of the excess amount of Securities within 10 days after the Stockholder

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                                                                               4

becomes aware of such breach (it being deemed to have notice of the number of Securities reported by the Company as outstanding in any periodic report filed with the SEC), then no breach of this Section 2.1 will be deemed to have occurred. If any action of the Company or any of its Affiliates, including a buy back of capital stock of the Company, increases the Total Voting Power Beneficially Owned by Stockholder above 25.0% of the Total Voting Power outstanding at the time of measurement, Stockholder shall be deemed to own no more than the Percentage Limitation applicable at such time and shall not be required to dispose of any of its Restricted Securities.

                  2.2 VOTING. Commencing on the date of this Agreement and through the Company's annual meeting of stockholders for and during 2001, Stockholder shall take such action as may be required so that all Common Shares that Stockholder Beneficially Owns and that are entitled to vote are voted (or in the case of action by written consent, consents are given with respect to such shares):

                           (a)      FOR the election of the slate of nominees
for election to the Board of Directors of the Company (the "BOARD") selected by a majority of the members of the Board (the "Directors"); and

                           (b)      except with respect to Specified Matters,
FOR the approval of all matters recommended by a majority of the Directors, if any recommendation is made.

Notwithstanding the foregoing, Stockholder shall not be under any limitation regarding the voting of the Common Shares that Stockholder Beneficially Owns if the Company fails to fulfill its obligations under this Agreement.

                  2.3 VOTING TRUST OR ARRANGEMENT. During the Standstill Period, Stockholder shall not deposit any Restricted Securities in a voting trust or subject any Restricted Securities to any arrangement or agreement with respect to the voting of such Restricted Securities.

                  2.4 QUORUM. During the Standstill Period, Stockholder, as holder of Restricted Securities, shall be present, in person or by proxy, at any meeting of stockholders of the Company so that all Restricted Securities may be counted for the purpose of determining the existence of a quorum at such meeting.

                  2.5 PROXY SOLICITATIONS. During the Standstill Period, without the express prior written approval of the Company, Stockholder shall not:

                            (a)     solicit proxies or initiate, propose or
become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in opposition to any matter that has been recommended by a majority of the Directors or seek to advise, encourage or influence any individual, firm, corporation, partnership or other entity (a "PERSON") with respect to the voting of or giving of consent with respect to Securities in such manner, or induce or attempt to induce any Person to initiate any stockholder proposal. Notwithstanding the foregoing, and except for any matter governed by Section 2.2 of this Agreement, Stockholder has the right to solicit proxies, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the solicitation by any third party on any matter (an "OPPOSITION SOLICITATION");

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                                                                               5

                           (b)      execute any written consent in lieu of a
meeting of holders of the Common Shares except a written consent solicited by or on behalf of the Board; or

                           (c)      induce any other Person to initiate, propose
or become a "participant" in a "solicitation" in opposition to any matter that has been recommended by a majority of the Directors or in support of any stockholder proposal relating to the Company, as described in Rule 14a-8 under the Exchange Act.

                  2.6 STOCKHOLDER MEETINGS. During the Standstill Period, without the express prior written approval of the Company, Stockholder shall not call or seek to have called, or assist, directly or indirectly, any other Person in calling or seeking to call, any special meeting of Stockholders of the Company for any reason.

                  2.7 STOCKHOLDER LISTS. During the Standstill Period, without the express prior written approval of the Company or in connection with an Opposition Solicitation, Stockholder shall not seek, request to obtain, or assist, directly or indirectly, any other Person in seeking, requesting or obtaining, any list of security holders of the Company.

                  2.8 GROUP PARTICIPATION. During the Standstill Period, without the express prior written approval of the Company, Stockholder shall not join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any Person (other than an Affiliate of Stockholder), for the purpose of acquiring, holding, voting or, except as contemplated pursuant to this Agreement, disposing of Restricted Securities.

                  2.9 SOLICITATIONS OF OFFERS. During the Standstill Period, without the express prior written approval of the Company, Stockholder shall not, and shall cause its directors, officers, employees, agents (including investment bankers), partners and Affiliates not to, directly or indirectly, engage in negotiations with, provide any information to, induce or attempt to induce or give encouragement to, any Person (other than to the Company's chief executive officer or, with respect to the Director designated by Stockholder pursuant to Section 2.11 of this Agreement, pursuant to that Director's fiduciary duties to the Company), in furtherance of any change in control of the Company (whether pursuant to a tender or exchange offer, a stock or asset sale or a merger, consolidation, amalgamation, plan of arrangement or any other form of transaction) or for any sale of any assets of the Company (other than where there is a shared ownership by Stockholder and the Company or its subsidiaries of the assets or of the entity, other than the Company or any of its subsidiaries, that owns the assets), or any other transaction that would be inconsistent with or frustrate the purpose of this Agreement.

                  2.10     Legends and Stop Transfer Orders.

                           (a)      Stockholder shall cause the certificate or
other instrument representing Restricted Securities to have the following legend:

                  The securities represented by this certificate are subject to the provisions of the Standstill Agreement, dated as of November 22, 1999, a copy of which is on file at the office of the Secretary of Cole National Corporation.

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                                                                               6

                           (b)      Stockholder agrees to the entry of stop
transfer orders with the transfer agent (or agents) and the registrar (or registrars) of the Company against the Transfer other than in compliance with the requirements of this Agreement or legended securities of which Stockholder from time to time is the Beneficial Owner.

                           (c)      The Company agrees to the removal of the
legend required by Section 2.10(a) and the stop transfer orders in Section 2.10(b) on expiration of the Standstill Period or upon notice of a Transfer permitted pursuant to this Agreement to a Person that is not an Affiliate of Stockholder.

                  2.11 DIRECTOR NOMINEES. (a) If, prior to June 30, 2001, Stockholder acquires 20.0% or more of the Total Voting Power outstanding at the date of acquisition, then, until the earlier of (i) the expiration of the Standstill Period, and (ii) the date on which Stockholder owns less than 10.0% of the Total Voting Power, Stockholder may deliver to Company a notice stating that it desires to implement this Section 2.11 and designating one person (who either will be (x) Iain Watson or (y) any other person designated by Stockholder and approved by a majority of the Directors, which approval may not be unreasonably withheld) as a nominee for election to the Board. Promptly after receiving the foregoing notice from Stockholder, the Company shall cause (A) the total number of members of the Board to be increased by one member over the number authorized as of the date of such notice, and (B) the vacancy so created to be filled with the Stockholder's designee. Thereafter, with respect to each annual meeting of stockholders of the Company until the earlier of (i) the expiration of the Standstill Period, and (ii) the date on which Stockholder owns less than 10.0% of the Total Voting Power, Company shall use its best efforts to cause its Directors to solicit proxies for, and recommend that the Company's stockholders vote in favor of, the Stockholder's designee.

                           (b)      If during the Standstill Period a designee
of Stockholder ceases to be a Director for any reason other than expiration of the designee's term, the Company shall promptly, upon the request of Stockholder, use its reasonable best efforts to cause the election or appointment of a person selected by Stockholder (who will be any person approved by a majority of the Directors, which approval may not be unreasonably withheld) to replace such designee. The right to designate a Director pursuant to this
Section 2.11 is personal to Stockholder and may not be transferred in any manner except to a wholly owned Affiliate of Stockholder.

                           (c)      Prior to the Company's Annual General
Meeting of Stockholders in 2000, the Company shall cause the size of the Board to be increased as necessary to give effect to the rights of Stockholder under
Section 2.11(a), and decreased, at the Company's discretion, at such time(s) as Stockholder's Beneficial Ownership falls below 10.0% of the Total Voting Power.

                           (d)      Upon expiration of the Standstill Period or
the date on which Stockholder Beneficially Owns less than 10.0% of the Total Voting Power, Stockholder shall cause its designee as Director immediately to resign from the Board.

                  2.12 REPORTS. Stockholder shall promptly provide to the Company copies of any reports or schedules filed by Stockholder with the SEC pursuant to Regulation 13D-G (or any successor provision) promulgated under the Exchange Act within one business day of filing.

                  2.13     [INTENTIONALLY OMITTED]

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                                                                               7

                  2.14 CONTROL. Except as otherwise required by law, during the Standstill Period Stockholder shall not, without the prior written consent of the chief executive officer or majority of independent Directors of the Company, (a) make any public announcement with respect to, or submit any proposal for, the acquisition of Beneficial Ownership of any Securities if the effect of such acquisition would be to cause the Beneficial Ownership of Stockholder to exceed the Percentage Limitation, or for or with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Company or any of its Affiliates, whether or not any Persons other than Stockholder are involved and whether or not such proposal might require the making of a public announcement by the Company, (b) propose any individual for election to the Board other than as permitted by
Section 2.11, (c) seek the removal of any Director other than the Director designated by Stockholder pursuant to Section 2.11, or (d) otherwise seek to control the management or policies of the Company or any of its Affiliates, including, without limitation, taking any action to seek to obtain representation on the Board or the board of directors of any Affiliate of the Company other than as permitted by Section 2.11.

                  2.15 COMMUNICATIONS. (a) Regardless of any dispute that may arise in the future between Stockholder and the Company, Stockholder shall not, and shall cause its Affiliates not to, during the Standstill Period, (i) disparage or criticize the Company or its Affiliates, or their respective current or former officers, directors or employees, to competitors, current employees, vendors, customers or any other Person or (ii) make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of the Company or any of the aforementioned individuals; provided, however, that the foregoing does not limit Stockholder from responding to legal process or governmental inquiry or otherwise complying with applicable laws or regulations.

                           (b)      Regardless of any dispute that may arise in
the future between Stockholder and the Company, Company shall not, and shall cause its Affiliates not to, during the Standstill Period, (i) disparage or criticize the Stockholder or its Affiliates, or their respective current or former officers, directors or employees, to competitors, current employees, vendors, customers or any other Person or (ii) make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of Stockholder or any of the aforementioned individuals; provided, however, that the foregoing does not limit the Company from responding to legal process or governmental inquiry or otherwise complying with applicable laws or regulations.

                  2.16 LITIGATION. During the Standstill Period, Stockholder shall not institute, prosecute or pursue against the Company (or any of its officers, Directors, representatives, trustees, employees, attorneys, advisors, agents, Affiliates or associates) (a) any Claim with respect to any action hereafter approved by a majority of the Directors that is only properly assertable derivatively in the right of the Company or (b) any Claim on behalf of a class of the Company's security holders; provided, however, that the foregoing does not limit the Company or Stockholder from enforcing this Agreement or from pursuing Claims not relating to or arising under this Agreement.

                  2.17     [INTENTIONALLY OMITTED]

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                  2.18     RIGHT OF FIRST OFFER. During the Standstill Period
Stockholder shall not Transfer, whether in one or in more than one transaction, Restricted Securities that constitute 10.0% or more of the Company's Total Voting Power to a single purchaser or to purchasers who are Affiliates of one another or who are part of a group (a "THIRD PARTY PURCHASER"), unless it first follows the practice set forth in this Section 2.18:

                           (a)      Prior to making any offer to Transfer to a
Third Party Purchaser, Restricted Securities that constitute 10.0% or more of the Company's Total Voting Power, Stockholder shall first offer such Restricted Securities to the Company by sending written notice (a "BID REQUEST NOTICE") to the Company that states the number of Restricted Securities proposed to be sold (the OFFERED SECURITIES").

                           (b)      For a period of 30 business days following
the delivery of the Bid Request Notice, the Company will have the right to offer to purchase the Offered Securities at a price per share that the Company communicates to Stockholder in a written notice (the "OFFER NOTICE"). The Company's offer will be irrevocable for 10 business days after its delivery to Stockholder. The failure of the Company to respond to a Bid Request Notice within the 30 business day period will be deemed to be a waiver by the Company of any right to purchase the Offered Securities.

                           (c)      For a period of 10 business days after the
delivery of the Offer Notice, Stockholder may accept the Company's offer and sell the Offered Securities to the Company. Stockholder's acceptance of the offer must be in writing and delivered to the Company on or before the tenth business day following receipt of the Offer Notice.

                           (d)      Stockholder's acceptance of the Company's
offer will be irrevocable. The closing of the sale will take place no later than 10 business days following Stockholder's acceptance. The Company shall pay for the Restricted Securities in cash by wire transfer to an account specified by Stockholder in writing and Stockholder shall deliver certificates representing the Offered Securities. Stockholder shall make representations and warranties to the Company that Stockholder owns the Offered Securities, free and clear of any liens, encumbrances or restrictions, and that Stockholder has full power and authority to deliver the Offered Securities to the Company.

                           (e)      If the Company delivers an Offer Notice to
Stockholder within the period specified in Section 2.18(b), and Stockholder does not accept the Company's offer, then for a period of 120 days following the date of the Offer Notice, Stockholder may sell all, but not less than all, of the Offered Securities to a Third Party Purchaser at a price that is at least 105% of the price set forth in the Company's Offer Notice. If the Company does not deliver an Offer Notice within the period specified in Section 2.18(b), then for a period of 150 days following the date of the Bid Request Notice, Stockholder may sell all, but not less than all, of the Offered Securities to a Third Party Purchaser. If the Offered Securities have not been sold within such 120-day period (as extended, if necessary, pursuant to the preceding sentence), then Stockholder has no right to sell any Offered Securities unless it provides the Company with a new Offer pursuant to clause (a) of this Section 2.18.

                           (f)      Unless Stockholder has accepted the
Company's offer to purchase the Offered Securities, Stockholder may Transfer the Offered Securities at any price to any Third Party Purchaser so long as the aggregate amount of Restricted Securities Transferred to the Third

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                                                                               9

Party Purchaser is less than 10.0% of the Total Voting Power outstanding at the time of each Transfer.

                           (g)      The Company may assign its rights under this
Section 2.18 to other persons who will then be entitled to purchase such securities.

                         SECTION 3. REGISTRATION RIGHTS

                  3.1 DEMAND REGISTRATION RIGHTS. (a) At any time during the Registration Period, Stockholder may deliver to the Company a written request (a "DEMAND REGISTRATION REQUEST") that the Company register any or all of the Restricted Securities. The Company shall, as soon as practicable following the Demand Registration Request, prepare and file a registration statement (on a then appropriate form) with the SEC under the Securities Act, covering such number of the Restricted Securities as Stockholder requests to be included in such registration statement and to take all necessary steps to have such Restricted Securities qualified for sale under state securities or blue sky laws. The Company shall use its commercially reasonable efforts to have such registration statement declared effective by the SEC (within the meaning of the Securities Act) as soon as practicable thereafter and shall take all necessary action (including, if required, the filing of any supplements or post-effective amendments to such registration statement) to keep such registration statement effective to permit the lawful sale of such Restricted Securities included thereunder for a period of 90 days, subject, however, to the further terms and conditions set forth in Sections 3.1(b) through (e) and Section 3.2 through 3.7.

                           (b)      If the Company is eligible to register the
Stockholder's Restricted Securities for resale on a Form S-3 Registration, or any successor short-form registration statement, Stockholder may exercise the Demand Registration Rights more than one time, but cannot request registration for less than 5% of the Total Voting Power outstanding at the time the request is made. If the Company is not eligible to register the Stockholder's Restricted Securities for resale on a Form S-3 Registration Statement, or any successor short-form registration statement, Stockholder may exercise the Demand Registration Rights only one time on a Form S-1 Registration Statement (or successor form), and cannot request registration for less than 5% of the Total Voting Power outstanding at the time the request is made.

                           (c)      If preparation of a registration statement
is commenced by the Company in response to the exercise by Stockholder of the Demand Registration Right, but that registration statement is not filed with the SEC at the instance or request of the Company for any reason, Stockholder will not be deemed to have exercised the Demand Registration Right.

                           (d)      If any registration statement filed by the
Company with the SEC pursuant to the provisions of this Section 3.1 is withdrawn prior to the completion of the sale or other disposition of the Restricted Securities included thereunder, then the following provisions, whichever applicable, will govern:

                                    (i) If the withdrawal is effected at the
instance or upon the request of the Company for any reason other than the failure of Stockholder to comply with its obligations hereunder with respect to such registration, then the filing thereof by the Company will be excluded in determining whether Stockholder has exercised any of its Demand Registration Rights hereunder with respect to the filing of such registration statement.

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                                                                              10

                                    (ii) If the withdrawal is effected at the
instance or upon the request of Stockholder, then the filing thereof by the Company will be deemed an exercise of the Demand Registration Right with respect to the filing of such registration statement.

                           (e)      The Company may delay the filing of any
registration statement, delay the effectiveness of any registration statement once filed, or suspend the use of a prospectus forming a part of a registration statement, for up to 90 days if the Company determines that it is in possession of material non-public information the disclosure of which would, in the reasonable judgment of the Company, have a material adverse effect on a pending acquisition, disposition or financing transaction that is material to the Company or would provide premature disclosure of information not otherwise required to have been disclosed. The Company will not be required to maintain the effectiveness of any Registration Statement on Form S-1 (or any successor form) for more than 180 days. The Company shall provide notice to the Stockholder of any delay or suspension, or termination of effectiveness under this Section 3.1(e).

                  3.2 EXPENSES. Unless otherwise required by law, rule or regulations, Stockholder shall bear and pay all fees, costs and expenses incident to registration statements filed pursuant to Section 3.1 and incident to keeping them effective and in compliance with all federal and state securities laws, rules and regulations (including, without limitation, registration fees, blue sky qualification fees and expenses, exchange listing fees and expenses, reasonable legal fees and expenses (including the reasonable legal fees and expenses of one law firm selected by Company and for all fees and expenses of counsel to Stockholder), printing costs, costs of any special audits or accounting fees), as well as underwriting discounts and commissions with respect to its Restricted Securities included therein. Notwithstanding the foregoing, the Company shall be responsible for its own legal fees and expenses, the cost of obtaining its independent accountant's consent, and the costs of preparing and filing the first two registration statements pursuant to Demand Registration Rights, if the prospectus contained in the registration statements are "non-marketing prospectuses;" that is, containing information required by SEC rules but not lengthy business descriptions. A prospectus will be deemed to be a "non-marketing prospectus" if it is of fewer than 10 pages in length. In addition, if the Company is not eligible to register the Stockholder's Restricted Securities for resale on a Form S-3 Registration Statement because the Company, through its own actions or omissions, fails to meet the "Registrant Requirements" set forth in General Instructions I.A of current Form S-3 (or equivalent provisions of any successor form, but excluding limitations based on market capitalization or similar concepts), the Company shall be responsible for its own legal fees and expenses, the cost of obtaining its independent accountant's consent, and the costs of preparing and filing one registration statements on Form S-1 or any successor form, regardless of the length of the prospectus. Stockholder has the right to select the Underwriter and selling agents, subject to the Company's approval (which may not be unreasonably withheld), in connection with registration relating to the exercise of its Demand Registration Rights.

                  3.3 INFORMATION TO BE FURNISHED. If any of the Restricted Securities are to be included in a registration statement under Section 3.1, Stockholder and the Company shall furnish the following information and documents:

                           (a)      Stockholder shall furnish to the Company all
information required by the Securities Act to be furnished by sellers of securities for inclusion in the registration statement, together with all such information that Stockholder has or can reasonably obtain and that may reasonably be required by the Company in order to have such registration statement become effective and such Restricted Securities qualified for sale under applicable state securities laws.

                           (b)      The Company shall make reasonably available
for inspection by Stockholder or by any Underwriter, attorney or other agent of any Stockholder or Underwriter all information reasonably requested by such Persons.

                           (c)      The Company shall use its reasonable best
efforts to obtain, at Stockholder's expense except as provided in Section 3.2, all legal opinions, auditors' consents, comfort letters and expert cooperation necessary or deemed desirable by Stockholder to complete the registration process.

                  3.4 REGISTRATION TO BE KEPT EFFECTIVE. In connection with any registration of the Restricted Securities pursuant to this Agreement, the Company shall, at Stockholder's expense, (a) keep effective and maintain such registration and any related qualifications of the Restricted Securities under state securities laws for such period as may be necessary for Stockholder, the Underwriters and selling agents to dispose of such shares, from time to time to amend or supplement the prospectus used in connection therewith to the extent necessary to comply with applicable laws, and (b) furnish to Stockholder such number of copies of the registration statement, the prospectus constituting a part thereof, and any amendment or supplement thereto as Stockholder requests in order to facilitate the disposition of the registered Restricted Securities.

                  3.5 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to cause the Restricted Securities owned by Stockholder to be registered under the Securities Act are subject to each of the following limitations, conditions and qualifications:

                           (a)      The Company may require, as a condition to
fulfilling its obligations to register the Restricted Securities under Section 3.1, that Stockholder execute reasonable and customary indemnification agreements for the benefit of the Underwriters of the registration; PROVIDED, HOWEVER, that a Stockholder may not be required as such a condition to indemnify the Underwriters except with respect to information furnished by Stockholder for use in such registration statement.

                           (b)      The Company will not be required to fulfill
any registration obligations under this Agreement if the Company provides Stockholder with an opinion of counsel reasonably acceptable to Stockholder stating that Stockholder is free to sell in the manner proposed by it the Restricted Securities that Stockholder desires to register without registering such Restricted Securities.

                  3.6 REGISTRATION UNDER STATE SECURITIES LAWS. The Company shall use its best efforts, at Stockholder's expense, to register or qualify any Restricted Securities included in a registration statement pursuant to Section
3.1 under state "blue sky" or similar securities laws in such jurisdictions as Stockholder reasonably requests and to take such other action as may be reasonably necessary to enable Stockholder to sell its Restricted Securities in the jurisdiction where such registration or qualification was made, PROVIDED, HOWEVER, that the Company will not be required to qualify to do business in any jurisdiction in which it is not so qualified or to execute a general consent to service of process in any jurisdiction in which it has not executed such a consent.

                  3.7 RULE 144. The Company shall file any and all reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and shall take such further action as Stockholder may request, all to the extent required from time to time to enable Stockholder to sell the Restricted Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.

            SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Stockholder as follows:

                  4.1 CORPORATE EXISTENCE, DUE AUTHORIZATION AND EXECUTION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  4.2 NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation or Bylaws of the Company.

            SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

         Stockholder represents and warrants to the Company as follows:

                  5.1 CORPORATE EXISTENCE, DUE AUTHORIZATION AND EXECUTION OF STOCKHOLDER. Stockholder is a company duly formed, validly existing, and in good standing under the laws of The Netherlands, with full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

                  5.2 NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with, or result in any violation of or default under, any provision of the charter documents of Stockholder or of any agreement or instrument binding upon Stockholder.

                  5.3 OWNERSHIP OF COMMON SHARES. As of the date of this Agreement (a) Stockholder Beneficially Owns 2,102,100 Common Shares and (b) neither Stockholder nor any Affiliate of Stockholder Beneficially Owns any other Securities.

                           SECTION 6. OPTICAL INDUSTRY

                  6.1 NON-COMPETITION BY STOCKHOLDER. Commencing November 15, 2001, if and for so long as Stockholder has a right to designate a person to be a Director of the Company pursuant to Section 2.11 of this Agreement, Stockholder shall not, directly or indirectly through franchisees or otherwise, engage in the ownership, operation or management of retail stores offering eye care products in North America or the Carribean other than through the participation by Stockholder in the Company or the Company's Affiliates.

                  6.2 NO CHANGE TO EXISTING NON-COMPETITION AGREEMENTS. Nothing in this Agreement modifies or otherwise affects the existing covenants not-to-compete contained in Article 6 of the Purchase Agreement dated as of 24 September, 1996 between the Company and HAL Investments B.V.

                            SECTION 7. MISCELLANEOUS

                  7.1 SPECIFIC ENFORCEMENT. The parties acknowledge and agree that the Company or Stockholder would be irreparably damaged in the event any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Company or Stockholder will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the Company or Stockholder may be entitled, at law or in equity.

                  7.2 MODIFICATION; WAIVER. (a) This Agreement may be modified in any manner and at any time by written instrument executed by Stockholder and the Company and (b) any of the terms, covenants, and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition.

                  7.3 NOTICES. All notices, requests, demands, claims, and other communications hereunder must be in writing and be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission:

                           (a)      if to the Company to:
                                    Cole National Corporation
                                    5915 Landerbrook Drive
                                    Mayfield Heights, Ohio 44124
                                    ATTENTION:  Chief Executive Officer
                                    facsimile:       440-461-3489

                                    with a copy to:

                                    Jones, Day, Reavis & Pogue
                                    901 Lakeside Avenue
                                    Cleveland, Ohio 44114
                                    ATTENTION: David P. Porter
                                    facsimile:       216-579-0212

                           (b)      if to Stockholder to:

                                    HAL International N.V.
                                    5 Avenue des Citronniers
                                    MC 98000 Monaco
                                    ATTENTION:  Arie van't Hof
                                    facsimile:       011-377-93255434

                                    with a copy to:

                                    HAL Investments Inc.
                                    535 Cowper  Street
                                    Suite 300
                                    Palo Alto, California 94301
                                    ATTENTION: Iain Watson
                                    facsimile:       650-326-5064

                                    and a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019
                                    ATTENTION:  Matthew Nimetz
                                    facsimile:       212-757-3990

                           (c)      or, in each case, at such other address or
to such other Person as may be specified in writing to the other party.

Any notice given by mail or guaranteed overnight delivery will be deemed delivered, if sent in accordance with this Section 7.3, five business days after the date of mailing, one business day after the date sent by guaranteed overnight delivery, and immediately after a notice is given by facsimile if an appropriate confirming receipt is received.

                  7.4 PARTIES IN INTEREST; ASSIGNMENT. This Agreement and all the provisions hereof are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto. Nothing in this Agreement, whether expressed or implied, is to be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement.

                  7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which constitute one and the same instrument.

                  7.6 HEADINGS; REFERENCES. The article and section headings of this Agreement are for convenience of reference only and are not to be deemed to alter or affect the meaning or interpretation of any provisions hereof. Unless otherwise specified, references to "Articles", "Sections" and "Schedules" are to Articles and Sections of, and Schedules to, this Agreement.

                  7.7 GOVERNING LAW; JURISDICTION; VENUE. This Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflicts of laws rules of such state. The parties agree that the state and federal courts located in Cuyahoga County, Ohio, being the county in which the Company currently has its principal headquarters, will have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding based on or arising out of this Agreement; and (c) waive any requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

                  7.8 SEVERABILITY. If one or more of the provisions of this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect.

                  7.9 TERMINATION. If at June 30, 2001, Stockholder Beneficially Owns less than 20.0% of the Total Voting Power and thereafter Stockholder's Beneficial Ownership drops to less than 15.0% of the Total Voting Power, Sections 2, 3 and 6 of this Agreement will terminate and cease to be of any further force or effect. Thereafter, Stockholder shall not purchase Securities in excess of 15.0% of the Total Voting Power; provided, however, that if the percentage ownership limitations (i) that would trigger the effects of the rights issued under the New Rights Agreement (or any successor rights agreement) with respect to any third party and (ii) that are contained in the definitions of "interested stockholder" in ss.203 and Article Tenth, are hereafter modified to a number that is higher than 15.0%, the 15.0% limitation will increase to such higher limit.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company and Stockholder have caused their duly authorized representatives to execute this Agreement as of the date first above written.


                                   COLE NATIONAL CORPORATION


                                   By:  /s/ Jeffrey A. Cole
                                        ---------------------------------------
                                        Name:   Jeffrey A. Cole
                                        Title:  Chairman



                                   HAL INTERNATIONAL N.V.


                                   By:  /s/ M. Van Der Vorm
                                        ---------------------------------------
                                        Name:   M. Van Der Vorm
                                        Title:  Managing Director